Exhibit 10.11

EXECUTION COPY

VERENIUM NON-COMPETITION AGREEMENT

by and between

VERENIUM CORPORATION

and

BP BIOFUELS NORTH AMERICA LLC

VERENIUM NON-COMPETITION AGREEMENT

THIS VERENIUM NON-COMPETITION AGREEMENT (the “Agreement”) is made as of September 2, 2010 (the “Effective Date”), by and between and Verenium Corporation, a Delaware corporation (“Verenium”), and BP Biofuels North America LLC, a Delaware limited liability company (“BP”).

RECITALS

Verenium and BP have entered into that certain Asset Purchase Agreement dated as of July 14, 2010 (the “Asset Purchase Agreement”), pursuant to which, among other things, Verenium will sell to BP, and BP will purchase from Verenium, all of the assets, rights and properties of Verenium and its Non-Biofuels Subsidiaries (as defined in the Asset Purchase Agreement) used in or related to Verenium’s lignocellulosic biofuels business and all of the capital stock of the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement); and

In the interest of protecting the Purchased Assets (as defined in the Asset Purchase Agreement) and the assets of the Biofuels Subsidiaries, and the goodwill associated therewith, which are being directly and indirectly sold and transferred by Verenium to BP by virtue of the transactions contemplated by the Asset Purchase Agreement, BP has required as a material inducement to BP entering into the Asset Purchase Agreement and as a condition precedent to its consummation of the transactions thereunder, that Verenium enter into and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, to induce the Parties to enter into the Asset Purchase Agreement and consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, Verenium and BP agree as follows:

1. Definitions.

For the purposes of this Agreement, the following terms have the following meanings:

1.1 “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, (a) controls, (b) is controlled by, or (c) is under common control with, any other Person referred to in this Agreement. As used in this Section 1.1, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise. One Person is presumed to control another Person if the first Person possesses, directly or indirectly, fifty percent (50%) or more of the voting rights in the second Person entitled to vote at a meeting of shareholders, members, partners or other equity or ownership interest holders.

1.2 “Biofuels Affiliates” means, upon the consummation of the transactions contemplated by the Asset Purchase Agreement, the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement), their successors and assigns, and any Affiliate of BP which carries on or conducts any of the LC Business.

1.3 “Biomass” means material that originates from any monocotyledonous or dicotyledonous plant, or an angiosperm, a gymnosperm or a pteridophyte, which material can be or is intended to be used as a feedstock in the production of biofuels, including agricultural, food and non-food crops and their residues and wastes (e.g., normally non-food material from crops such as stalks, leaves, husks, seed fiber, hulls), forestry residues and wastes (e.g., wood chips, sawdust, cardboard, pressboard, dead trees, tree branches), municipal solid waste (e.g., household garbage and paper products), food processing and other industrial wastes, energy crops (e.g., fast growing trees and grasses grown for this purpose), including corn stover, switchgrass, and sugar cane bagasse, as well as trees. Biomass is often significantly composed of cellulose, hemicelluloses and lignin structures and may also include oil crops and starch components of crops.

1.4 “BP” means BP Biofuels North America LLC, a Delaware limited liability company, or any successor or assign pursuant to Section 11.5.

1.5 “BP License Agreement” means the BP License Agreement between BP and Verenium, dated the Effective Date, as may be amended in accordance with its terms.

1.6 “BP Non-Competition Agreement” means the BP Non-Competition Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

1.7 “Confidential Information” means any and all information, data and technology disclosed and/or provided by any of BP or Verenium or any of their respective Affiliates, as applicable, and disclosures contemplated hereby, including, without limitation, any and all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, methods, materials and compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing.

1.8 “Disclosing Party” means a Party or its Affiliate that furnishes or provides access to Confidential Information of such Party or its Affiliate to another Party or its Affiliate.

1.9 “Effective Date” means the date as of which this Agreement is made as set forth in the introductory paragraph.

1.10 “LC Business” means the research, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts, (which for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts), carried on or conducted by BP and/or any of its Affiliates.

1.11 “Party” means either Verenium or BP and they may be referred to collectively as “Parties.” A reference to a “Party” includes that Party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement.

1.12 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

1.13 “Processes” means any process or partial process for conversion or partial conversion of Biomass to lignocellulosic biofuels and/or lignocellulosic bioproducts; provided, however, that “Processes” shall not mean or include any enzymes or enzyme technology (including technology or equipment for manufacture, delivery or optimization of the enzyme application), or the application thereof, that may be used in or as part of any such process or partial process.

1.14 “Receiving Party” means any Party or its Affiliate that receives or has access to Confidential Information of the other Party or its Affiliate.

1.15 “Territory” means the world.

1.16 “Third Party” means a Person other than the Parties to this Agreement and their respective Affiliates.

1.17 “Verenium” means Verenium Corporation, a Delaware corporation, or any successor or assign pursuant to Section 11.5.

1.18 “Verenium Affiliate” means any Affiliate of Verenium in existence immediately prior to the consummation of a Verenium Change of Control.

1.19 “Verenium Change of Control” means the acquisition of Verenium by any Third Party (the “COC Buyer”) by means of any transaction or series of related transactions to which Verenium is a party (including, any stock acquisition, merger or consolidation), in which transaction or such series of related transactions (i) the holders of outstanding voting securities of Verenium immediately prior to such transaction or such series of related transactions do not hold, directly or indirectly, at least 50% of the combined outstanding voting power of the acquiring entity, the surviving entity (or Verenium if it is the surviving entity in such transaction), or the acquiring entity’s or the surviving entity’s (or Verenium’s if it is the surviving entity in such transaction) direct or indirect parent entity, immediately after such transaction or such series of related transactions, (ii) the members of the board of directors of Verenium immediately prior to such transaction or such series of related transactions do not constitute at least a majority of the board of directors of the acquiring entity or the surviving entity (or Verenium if it is the surviving entity of such transaction or series of transactions) immediately after such transaction or such series of related transactions, or (iii) the transfer or sale of all or substantially all of the collective business or assets of Verenium.

1.20 “Verenium License Agreement” means the Verenium License Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

2. Non-Disclosure Restrictive Covenant.

2.1 To protect BP’s interest in the Confidential Information that BP is purchasing from Verenium pursuant to the Asset Purchase Agreement, and to protect the goodwill and value of the LC Business, the Biofuels Subsidiaries and the Purchased Assets during the term of the BP License Agreement and for 10 years thereafter, each Party in its capacity as a Receiving Party (on behalf of itself and its Affiliates) shall hold all Confidential Information of the Disclosing Party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (a) as reasonably necessary to carry out its responsibilities under this Agreement; (b) as otherwise allowed under this Agreement; or (c) with written consent of the Disclosing Party. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its Affiliates’ employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party.

2.2 Exceptions. The obligations set forth in Section 2.1 shall not apply to any portion of Confidential Information which the Receiving Party can prove by competent evidence:

2.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or its Affiliates in breach of this Agreement, generally known or available;

2.2.2 is known by the Receiving Party or its Affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the Receiving Party or its Affiliates by the Disclosing Party;

2.2.3 is furnished to the Receiving Party by a Third Party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

2.2.4 was independently developed by the Receiving Party or its Affiliates without reference to information provided by the Disclosing Party, as evidenced by clear documentation.

2.3 Permitted Disclosures. The Receiving Party and its Affiliates are expressly authorized to disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

2.3.1 exercising the rights and performing the obligations of the Receiving Party under this Agreement;

2.3.2 prosecuting or defending litigation as permitted by this Agreement;

2.3.3 complying with applicable laws and regulations;

2.3.4 disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

2.3.5 disclosure to employees, agents, consultants and independent contractors of the Receiving Party and its Affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 2 prior to any such disclosure; or

2.3.6 disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the Disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

In the event the Receiving Party or any of its Affiliates is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 2.3.2 or 2.3.3, it will, except where impracticable, provide the Disclosing Party at least sufficient prior written notice of any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the Receiving Party and its Affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the Disclosing Party, including, without limitation, by cooperating with the Disclosing Party to obtain a protective order or other appropriate remedy.

2.4 Notice of Non-Permitted Disclosure. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing.

3. Non-Competition Restrictive Covenant.

To protect BP’s interest in the Confidential Information that BP is purchasing from Verenium pursuant to the Asset Purchase Agreement, and to protect the goodwill and value of the LC Business, the Biofuels Subsidiaries and the Purchased Assets, Verenium and its Affiliates shall not, anywhere in the Territory, engage, directly or indirectly, individually or in association or in combination with any other Person, as proprietor or owner, officer, director or shareholder (other than as a passive investor in and holder of less than five percent (5%) of the equity of any publicly traded corporation), member or manager of any limited liability company, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, trustee, licensee, sublicensee, licensor, sublicensor, principal, partner or otherwise, whether or not for monetary benefit, in:

(a) any business that researches, develops, manufactures, produces, distributes, licenses or sells biofuels or bioproducts derived from lignocellulosic Biomass (which for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts) for a period of two (2) years from the Effective Date;

(b) directly or indirectly, with any Third Party, the researching, development, manufacture, production, licensing, sublicensing or sale of any Processes, for a period of five (5) years from the Effective Date; and/or

(c) directly or indirectly, any business that researches, develops, manufactures, produces, licenses, sublicenses or sells any Processes, for five (5) years from the Effective Date.

Notwithstanding the foregoing, Verenium and its Affiliates shall have the right to:

(i) research, develop, manufacture, produce, license and sell enzymes and enzyme technology within the markets of the LC Business; and/or

(ii) integrate Verenium’s and its Affiliates’ enzymes and enzyme technology with any Third Party’s lignocellulosic biofuels production process that does not produce ethanol primarily from lignocellulosic Biomass, but instead uses feedstocks of waste products or byproducts arising solely from completed industrial manufacturing processes. For purposes of this subpart 3(ii), completed industrial manufacturing processes means, and is limited to, the completed manufacturing processes in the industries of grain processing, oil seed processing, pulp and paper, distilleries, breweries, and any other additional industries that BP provides written consent to and expressly excludes any completed industrial manufacturing processes related to sugar cane or energy cane.

4. Employee Solicitation and Hiring Restrictive Covenant.

To protect BP’s interest in the Confidential Information that BP is purchasing from Verenium pursuant to the Asset Purchase Agreement, and to protect the goodwill and value of the LC Business, the Biofuels Subsidiaries and the Purchased Assets, Verenium and its Affiliates shall not for a period of two (2) years from the Effective Date anywhere in the Territory, individually, or in association or in combination with any other Person, directly or indirectly, as proprietor or owner, or officer, director or shareholder of any corporation, or as a member or manager of any limited liability company, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, trustee, licensee, principal, partner or otherwise, whether or not for monetary benefit: (a) solicit, encourage, induce or entice any employee or independent contractor of the LC Business or any Biofuels Affiliate to terminate or modify such person’s or entity’s employment, engagement or business relationship with the LC Business or any Biofuels Affiliate; or (b) hire, whether as an employee or independent contractor, any Person who is, or that at any time in the twelve (12) month period prior to the time of such hire had been, employed or retained by the LC Business or any Biofuels Affiliate; provided, however, that the foregoing provision shall not apply to (i) any employee or independent contractor if BP or its Biofuels Affiliates has terminated such employee or independent contractor; or (ii) any employee or independent contractor who approaches or contacts Verenium or any of its Affiliates in response to a general solicitation or advertisement regarding employment with Verenium or any of its Affiliates.

5. Exceptions For Post-Closing Date Acquisitions.

5.1 Notwithstanding anything else contained in this Agreement to the contrary, the provisions of Section 3 shall not apply to any activities of any Person acquired (pursuant to a stock or asset acquisition, merger or other form of transaction) by Verenium or its Affiliates where 10% or less of the revenues of the acquired Person is from activities that would violate Section 3 of this Agreement if engaged in by Verenium or its Affiliates during the six-month period preceding the date of such acquisition and as measured during each six-month period thereafter during the term of the restrictive covenant in Section 3 of this Agreement.

5.2 Notwithstanding anything else contained in this Agreement to the contrary, in the event of a Verenium Change of Control the provisions of Section 3 of this Agreement shall not apply to any activities of the COC Buyer or its Affiliates (exclusive of Verenium and the Verenium Affiliates) following the consummation of such Verenium Change of Control; provided, however Section 3 of this Agreement shall continue to apply to any direct or indirect activities of Verenium or any Verenium Affiliate including, without limitation, any direct or indirect use of assets (including intellectual property rights) of Verenium or any Verenium Affiliate by the COC Buyer or any of the COC Buyer’s Affiliates (exclusive of Verenium and the Verenium Affiliates).

6. Representations and Warranties.

6.1 Representations and Warranties of Verenium. Verenium represents and warrants to BP as of the Effective Date: (a) Verenium (i) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (ii) has all requisite corporate power and authority to enter into this Agreement; and (b) this Agreement is a valid and binding obligation of Verenium enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2 BP’s Representations and Warranties. BP represents and warrants to Verenium as of the Effective Date: (a) BP (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (ii) has all requisite power and authority to enter into this Agreement; and (b) this Agreement is a valid and binding obligation of BP enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7. Equitable Relief and Cumulative Remedies.

Verenium acknowledges and agrees that BP’s remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, Verenium agrees that, in the event of such breach, in addition to any remedies at law it may have, BP, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Verenium further acknowledges that should Verenium or its Affiliates violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to BP and that in addition to any other remedies it may have, BP shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages. The remedies of the Parties are cumulative and not exclusive, and except as otherwise expressly provided in this Agreement to the contrary, each Party shall have all rights and remedies available under this Agreement, at law or in equity.

8. Acknowledgement.

Each of Verenium and BP acknowledge and agree that the covenants and agreements contained in this Agreement have been negotiated in good faith by the Parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the Parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Each Party further acknowledges that the other Party would not enter into the Asset Purchase Agreement and the transactions contemplated thereby in the absence of the covenants and agreements contained in this Agreement.

9. Separate Covenants.

The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States of America, and one for each geographic subdivision of each country and each province or state within each such country.

10. Severability.

The Parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the restrictive covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The Parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the Parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of each of Verenium and BP. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth or otherwise, then the Parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability and that any such limitation on the enforceability of any such covenant or provision shall not effect the enforceability of any other covenant or provision of this Agreement.

11. General Provisions.

11.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, United States of America, to the exclusion of both its principles and rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

11.2 Submission to Jurisdiction. Each Party hereby: (a) agrees to the personal jurisdiction of any federal or state court located in New York, New York with respect to any claim or cause of action arising under or relating to this Agreement; (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding; (c) waives personal service of any and process upon it; and (d) consents that any services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 11.9 and service so made will be complete when received. Nothing in this Section 11.2 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

11.3 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER RESTRICTIVE COVENANTS CONTEMPLATED HEREBY.

11.4 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors, and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship among the Parties. None of the Parties will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of any other Party.

11.5 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred directly or indirectly (including without limitation by merger including by or through merger of a subsidiary, sale of stock, sale of assets, transfer by operation of law or otherwise), by any Party without the prior written consent of BP (in the case of any assignment or transfer by Verenium), or Verenium (in the case of any assignment or transfer by BP), which consent shall not be unreasonably withheld; provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations under this Agreement without the other Party’s consent in connection with the transfer or sale of all or substantially all of the collective business or assets of the Party related to this Agreement to a Third Party, whether by merger (including by or through merger of a subsidiary), sale of stock, sale of assets, transfer by operation of law or otherwise, provided that this Agreement and the Verenium License Agreement must be assumed by the Third Party in writing with BP and Verenium shall remain secondarily liable and responsible to BP for the performance and observance of all such duties and obligations by such Third Party under this Agreement and the Verenium License Agreement. Either Party can transfer its rights and obligations under this Agreement and the Verenium License Agreement but only together and in whole but not in part to an Affiliate that is wholly owned directly or indirectly by the ultimate parent company of the Party without the other Party’s consent, provided that the Party transferring this Agreement to its Affiliate shall remain secondarily liable and responsible to the other Party to this Agreement for the performance and observance of all such duties and obligations by such Affiliate and such Affiliate assumes in writing with BP this Agreement and the Verenium License Agreement. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment or transfer by operation of law or change in control not in accordance with this Section 11.5 will be null and void.

11.6 Entire Agreement; Amendment; Waiver. This Agreement, together with all exhibits attached hereto which are hereby incorporated by reference, the Asset Purchase Agreement, the Verenium License Agreement, the BP License Agreement, the BP Non-Competition Agreement and the other agreements by or among the Parties expressly referred to herein or in the Asset Purchase Agreement, the terms and conditions of which are herby incorporated by reference, constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding the subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties. A waiver by a Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

11.7 Further Assurances. Each Party agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

11.8 No Third Party Beneficiaries. This Agreement is neither expressly or impliedly made for the benefit of any Third Party.

11.9 Notices. Any notice to be given under this Agreement shall be in writing and shall be considered to be given and received in all respects when hand delivered, upon written confirmation of delivery after being sent by prepaid express or courier delivery service, upon confirmation of receipt when sent by facsimile transmission or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

If to Verenium: Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Legal Officer and Chief Financial Officer Fax: (617) 674-5353	If to BP: BP Biofuels North America LLC Attention: Director of Business Development 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

11.10 Interpretation.

(a) Captions, Headings and Recitals. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. The recitals appearing at the beginning of this Agreement are incorporated into this terms and conditions in full by this reference thereto.

(b) Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders.

(c) Articles, Sections and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

(e) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

11.11 Counterparts. This Agreement may be executed simultaneously in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, any one of which need not contain the signature of more than one Party but both such counterparts taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, effective as of the Effective Date.

Verenium Corporation			BP Biofuels North America LLC

By:	/s/ Carlos A. Riva		By:	/s/ Susan A. Ellerbusch
	Name:	Carlos A. Riva		Name:	Susan A. Ellerbusch
	Title:	President and Chief Executive Officer		Title:	President

[Signature Page – Verenium Non-Competition Agreement]